Exhibit 99.1

Alaska Communications Secures $390 Million Financing to Enhance and Expand Statewide Fiber Infrastructure

August 29, 2024 – Alaska Communications, the premier provider of mission-critical and life-critical communications infrastructure in Alaska, announced a major financial advancement with the establishment of a new five-year $390 million senior secured credit facility. The funds will be used to repay existing debt and to further invest in expanding the company’s fiber infrastructure across the state.

“This new financing represents a significant opportunity to enhance our fiber infrastructure in Alaska,” said Matt McConnell, CEO of Alaska Communications. “We are dedicated to contributing to a stronger state economy for Alaskans now and for years to come by enhancing connectivity with increased fiber capacity. The potential to expand fiber-based connectivity is immense, and this new facility enhances our ability to meet the growing demands of our market.”

Alaska Communications is currently developing a network that spans 9,100 miles of fiber, connecting business and wholesale customers throughout the state. The company has plans to further extend its critical infrastructure to enhance connectivity in Alaska.

Rothschild & Co served as the financial advisor to Alaska Communications. Bank of America and Fifth Third Bank acted as Joint Bookrunners and Joint Lead Arrangers.

About Alaska Communications

Alaska Communications, an affiliate of ATN International, Inc. (NASDAQ: ATNI), is the leading provider of mission and life-critical communications infrastructure in Alaska. The company operates a robust and advanced statewide fiber network and a highly diverse undersea fiber optic system that connects Alaska to the contiguous U.S. For additional information, visit www.AlaskaCommunications.com.

Media Contact

Heather Marron

Manager, Corporate Communications

Heather.Marron@acsalaska.com